Exhibit 99.1




NEWS
FOR IMMEDIATE RELEASE
                                              CONTACT:  Kurt P. Ross
                                                        Guy B. Lawrence
                                                        K.P. ROSS, INC.
                                                        tel:  (212) 308-3333
                                                        E-mail: kpross1@msn.com

                     PARAGON ANNOUNCES SETTLEMENT AGREEMENT
                         WITH KIMBERLY-CLARK CORPORATION

                     RESOLUTION OF PATENT LITIGATION ISSUES
                      PAVES WAY FOR PARAGON'S EMERGENCE FROM BANKRUPTCY

Norcross, GA, March 22, 1999 - Paragon Trade Brands, Inc. (NYSE: PTB) today announced that it has finalized a settlement agreement with Kimberly-Clark Corporation and will shortly file a motion with the United States Bankruptcy Court for the Northern District of Georgia seeking approval of the settlement. The agreement provides for resolution of all of K-C's claims pending in Paragon's bankruptcy proceeding, including issues surrounding a patent dispute that was the subject of litigation in the United States District Court for the Northern District of Texas. On February 2, 1999, Paragon filed a motion with the Bankruptcy Court to approve a similar settlement with The Procter & Gamble Company. A hearing to consider the proposed P&G settlement is scheduled to take place today.

The agreement with K-C addresses all of K-C's outstanding claims against the Company. The K-C agreement, coupled with the previously announced P&G agreement, will serve as the cornerstone for a consensual plan of reorganization for Paragon. Paragon reiterated that its goal is to emerge from chapter 11 quickly, positioned to produce the highest quality store brand absorbent products and poised to achieve its long-range strategic goals.

Under the K-C agreement, Paragon grants K-C a prepetition unsecured claim in the amount of $110 million and an administrative claim in the amount of $5 million. K-C had previously filed a proof of claim in Paragon's bankruptcy proceedings listing claims ranging from


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approximately  $893  million to $2.4  billion.  The  parties  have  agreed  that payments of the agreed-upon amounts pursuant to a plan of reorganization will be in full settlement of any and all claims K-C and Paragon have asserted against each other through the date of the settlement agreement. The parties will exchange mutual general releases to that effect.

As part of the agreement, K-C is granting licenses to Paragon in the U.S. and Canada which give Paragon the freedom under enumerated K-C patents to market its dual cuff diaper and training pant products which enjoy wide consumer acceptance. In exchange for this right, Paragon has agreed to pay K-C running royalties on net sales of the licensed products equal to: 2.5% of the first $200 million of net sales of the covered diaper products and 1.5% of such net sales in excess of $200 million in each calendar year commencing January 1999 through November 2004. In addition, Paragon has agreed to pay K-C running royalties of 5% of net sales of the covered training pant products for the same period.

The parties have agreed that, once the K-C settlement is approved by an unstayed order of the Bankruptcy Court, K-C will dismiss with prejudice its complaint in the Texas Action, as well as its related filings in the Federal District Court in Georgia. Simultaneously, Paragon will dismiss with prejudice its counterclaims in the Texas Action.

Paragon further disclosed that the K-C settlement will result in a material net loss for the fiscal year ending December 27, 1998.

Commenting on the agreement with K-C, Bobby Abraham, Chief Executive Officer of Paragon, stated, "We are very pleased to be able to put the K-C claims behind us and turn toward quickly finalizing our plan of reorganization, emerging from bankruptcy and capitalizing on the opportunities we have for growing Paragon's business. The K-C license, together with the P&G licenses, will permit Paragon greater freedom to optimize the performance of our diaper and training pant products. While the royalties are a significant added cost, we believe Paragon's store brand competitors will pay similar royalties for equivalent patent rights. Thanks to our scale and consistent investments in productivity, we believe Paragon is the most efficient store brand manufacturer. We remain dedicated to

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providing our retail  customers  with the best quality  products at lower prices than the national brands."

Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers in the United States and Canada. Paragon manufactures a line of premium and economy diapers, training pants, and feminine care and adult incontinence products, which are distributed throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market the products under their own store brand names. Paragon has also established international joint ventures in Mexico, Argentina, Brazil and China for the sale of infant disposable diapers and other absorbent personal care products.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the Company's forward-looking statements. Factors which could affect the Company's financial results, including, but not limited to: the Company's Chapter 11 filing; increased raw material prices; new product and packaging introductions by competitors; increased price and promotion pressure from competitors; new competitors in the market; Year 2000 compliance issues; and patent litigation, are described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof, and which are made by management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
                                             ###

ALAN J. CYRON
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
PARAGON TRADE BRANDS, INC.
180 TECHNOLOGY PARKWAY
NORCROSS, GA 30092
678/969-5200